                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549



                                  FORM 8-K



              Current Report Pursuant to Section 13 or 15(d) of
                     The Securities Exchange Act of 1934





Date of Report (Date of earliest event reported)               DECEMBER 31, 1996



                      INTEGRATED SECURITY SYSTEMS, INC.
           (Exact name of registrant as specified in its charter)





       DE                          1-11900                        75-2422983
  State or other                   Commission                  I.R.S. Employer
   jurisdiction                   File Number)               Identification No.)
of incorporation)



8200 SPRINGWOOD DRIVE, SUITE 230, IRVING, TX                          75063
 (Address of principal executive offices)                          (Zip Code)



Registrant's telephone number, including area code                (214) 444-8280



         (Former name or former address, if changed since last report.)

Item 2.  Acquisition or Disposition of Assets.

         On December 31, 1996, Integrated Security Systems, Inc. (the "Company") acquired Golston Company ("Golston") with approximate revenues of $3.9 million, a vertically integrated manufacturer of specialty products for the financial and health care industries. This acquisition will be accounted for as a purchase. ISSI purchased 100% of Golston stock for approximately $4.8 million of combined cash and seller notes and assumed approximately $650,000 in debt. The purchase price was arrived at by negotiation to achieve improved revenue, profits and liquidity for the company, and retirement from the business for the seller. The real estate and facilities occupied by Golston were also acquired for an additional $1.5 million in cash. To fund the transactions, $4.6 million of convertible debentures were placed with two funds advised by Dallas-based Renaissance Capital Group, Inc. The debentures have a maturity of seven years, and, until converted, carry an annual interest rate of nine percent. No principal payments are due on the debentures during the first three years. The debentures may be exchanged for ISSI Common Stock at a conversion price of $1.05 per share. To complete the funding, an additional $660,000 of ISSI Common Stock was privately placed through Perry, Nestman & Doshier, L.L.C., a financial advisory firm, at $1.10 per share. The Company intends to continue Golston operations as previously conducted.


Item 7.  Financial Statements and Exhibits.

         The Company will file the required financial statements as an amendment to this form as soon as practicable, but not later than 60 days after the report on Form 8-K must be filed.



SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            INTEGRATED SECURITY SYSTEMS, INC.
                                                      (Registrant)



         January 10, 1997                         /s/ Gerald K. Beckmann
    --------------------------              -----------------------------------
            (Date)                                    Gerald K. Beckmann
                                                 Chairman, President and CEO








                                 Page 2 of 2